UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2012

Schiff Nutrition International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-14608	87-0563574
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2002 South 5070 West Salt Lake City, Utah		84104-4726
(Address of principal executive offices)		(Zip Code)

(801) 975-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 17, 2012 in connection with the closing of the Offer (as defined below), the amount of borrowings outstanding under the Credit Agreement, dated as of March 30, 2012, among Schiff Nutrition International, Inc. (“Schiff” or the “Company”), a Delaware corporation, Schiff Nutrition Group, Inc., a Utah corporation, certain financial institutions as Lenders and Royal Bank of Canada as administrative agent, issuing bank and swingline lender (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 2, 2012 and incorporated herein by reference, the “Credit Facility”) were repaid and the Credit Facility was terminated.

To provide funds for the repayment of the outstanding borrowings under the Credit Facility and to replace that facility, the Company entered into a Promissory Note and Credit Agreement with Reckitt Benckiser LLC (the “Lender” or “Parent”), a Delaware limited liability company, dated as of December 17, 2012 (the “Reckitt Credit Agreement”). The Reckitt Credit Agreement provides for an unsecured credit facility of up to $190 million to repay amounts outstanding under the Credit Facility, to pay certain other amounts in connection with the Merger (as defined below) and for ordinary working capital and general business needs from December 17, 2012 through February 1, 2013. Advances under the Reckitt Credit Agreement are due on the earlier of demand or February 1, 2013, with interest payable monthly at a per annum rate equal to LIBOR plus 4.75%, with a minimum LIBOR of 1.25% per annum. The Reckitt Credit Agreement contains no covenants, includes customary events of default, and obligates the Lender to advance funds absent an event having a material adverse effect on the Company. Upon the consummation of the merger of Purchaser with and into the Company (the “Merger”), the Company became a subsidiary of Parent, an indirect wholly-owned subsidiary of Reckitt Benckiser Group plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”).

Item 1.02.	Termination of a Material Definitive Agreement.

As noted in Item 1.01 of this Current Report on Form 8-K (this “Current Report”) above, on December 17, 2012, all outstanding borrowings under the Credit Facility were repaid and the Credit Facility was terminated. The information set forth under Item 1.01 of this Current Report is hereby incorporated by reference into this Item 1.02.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2012, the Company notified the New York Stock Exchange (the “NYSE”) of the completion of the Merger and requested that trading of the shares of Class A common stock of Schiff, par value $0.01 per share (the “Class A Shares”) on the NYSE be suspended. As a result of the consummation of the Offer and the effectiveness of the Merger, the Company no longer meets the numerical listing requirements of the NYSE. The Company also requested that the NYSE file with the U.S. Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to delist and deregister the Class A Shares. The Company intends to file with the SEC a certification on Form 15 under the Exchange Act, requesting the deregistration of the Class A Shares and the suspension of the Company’s reporting obligations under Section 13 of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders

Upon the Effective Time (as defined below), the Registration Rights Agreement, dated August 10, 2012, by and among the Company, TPG STAR SNI, L.P., a Delaware limited partnership, and Weider Health & Fitness, a Nevada corporation (previously filed with the SEC on August 14, 2012, as Exhibit 10.35 to Schiff’s Form 10-K, and the Stockholders Agreement, dated as of October 14, 2010, by and between Weider Health & Fitness and TPG STAR SNI, L.P. (previously filed with the SEC on October 18, 2010, as Exhibit 1 to Schedule 13D filed by Tarrant Capital Advisors, Inc.), each expired in accordance with their terms without any payment in respect thereof.

At the Effective Time, all outstanding Class A Shares and shares of Class B common stock of the Company, par value $0.01 per share (together with the Class A Shares, the “Shares”) (other than Shares owned by the Company, Purchaser, Parent or their respective subsidiaries or Shares owned by holders properly exercising their appraisal rights under the Delaware General Corporation Law, as amended (the “DGCL”)) were canceled and converted into the right to receive cash in an amount equal to $42.00 per Share (the “Offer Price”), without interest, less any applicable withholding taxes. At the Effective Time, holders of such Shares ceased to have any rights as holders of Shares (other than their right to receive the Offer Price) and accordingly no longer have any interest in the Company’s future earnings or growth.

Item 5.01.	Changes in Control of Registrant.

As previously disclosed, on November 21, 2012, Parent, Purchaser, Schiff, and, for the limited purposes described therein, Ultimate Parent, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, following the consummation of Purchaser’s tender offer for all of the outstanding Shares at a purchase price of $42.00 per Share, the Merger would be consummated and the Company would continue as an indirect wholly-owned subsidiary of Ultimate Parent. The Offer was subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal, originally filed with the SEC on November 16, 2012, and which were amended and restated pursuant to the Amended and Restated Offer to Purchase (as amended from time to time, the “Offer to Purchase”) and the Amended and Restated Letter of Transmittal (as amended from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase and any supplements or schedules thereto, the “Offer”), each dated as of November 27, 2012.

The Offer expired at 11:59 p.m., New York City time, on Friday, December 14, 2012. According to the final report of the depositary for the Offer, Wells Fargo Bank, N.A., as of the expiration of the Offer, approximately 28,745,180 Shares were validly tendered and not validly withdrawn prior to the expiration of the Offer, representing approximately 96.266% of the outstanding Shares. In addition, 397,714 Shares were delivered pursuant to the guaranteed delivery procedures. Purchaser accepted for payment Shares that were validly tendered and not validly withdrawn for payment prior to the expiration of the Offer pursuant to the terms of the Offer.

Parent completed its acquisition of the Company through the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation in the Merger and as a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Ultimate Parent, in accordance with the short-form merger provisions of the DGCL. The Merger became effective (the “Effective Time”) on December 17, 2012, upon the filing by Purchaser of a certificate of merger with the Secretary of State of the State of Delaware.

The total cost to acquire all outstanding Shares pursuant to the Offer and the Merger was approximately $1.36 billion. The source of the funds for the acquisition of the Company was provided by Ultimate Parent and Parent, which provided Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and provided funding for the acquisition of the remaining Shares in the Merger. All funding for the acquisition of the Shares in the Offer and the Merger will be provided to Purchaser by Ultimate Parent and its affiliates in the form of loans and/or capital contributions. The source of such funding was a combination of cash on hand and borrowings under an approximately $6 billion privately-issued unsecured commercial paper program established by the Ultimate Parent and certain of its subsidiaries for certain acquisition and working capital needs. The commercial paper program was established in the name of Reckitt Benckiser Treasury Services plc, as issuer, with JPMorgan Chase Bank, N.A. as issuing and paying agent and is unconditionally and irrevocably guaranteed by Ultimate Parent. Interest rates under the commercial paper facility are based on market conditions at the time of issuance and the duration of borrowing and recently have ranged from 0.20% per annum to less than 0.8% per annum. Maturities for notes issued under the commercial paper facility can extend up to 364 days from the date of issuance. The commercial paper facility is rated investment grade by each of Moody’s and Standard & Poor’s and the issuance of notes under the facility is not subject to any material conditions. Any drawing under the commercial paper program in connection with the acquisition of the Shares is expected to be repaid in the ordinary course of operation from operating revenues of the Ultimate Parent and its subsidiaries.

The information set forth under Item 5.02 of this Current Report is hereby incorporated by reference into this Item 5.01.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2012, in accordance with the Merger Agreement and the Company’s bylaws, immediately following the Offer Acceptance Time (as defined in the Merger Agreement), (i) Tarang P. Amin, Ronald L. Corey, Roger H. Kimmel, George F. Lengvari, William E. McGlashan, Jr., Brian T. Swette, Eric Weider and Richard G. Wolford resigned from the Board of Directors of the Company (the “Board”) and each committee thereof of which such person was a member and (ii) the continuing members of the Board appointed John Brennan, Markus Hartmann, Frederic Larmuseau, William Mordan, Elliott Penner, Elizabeth Richardson and Kelly Slavitt to the Board as directors of the Company to fill the vacancies on the Board, in each case effective as of the Offer Acceptance Time.

In addition, upon the resignation of Messrs. Corey and Wolford from their positions on the Audit Committee of the Board, the Board appointed Michael Hyatt and Matthew T. Hobart to fill the vacancies on that committee.

Each of Messrs. Brennan, Hartmann, Larmuseau, Mordan and Penner and each of Ms. Richardson and Ms. Slavitt has advised the Company that, to the best of his or her knowledge, he or she is not currently a director of, and does not hold any position with, the Company or any of its subsidiaries. Each of Messrs. Brennan, Hartmann, Larmuseau, Mordan and Penner and each of Ms. Richardson and Ms. Slavitt has further advised the Company that, to the best of his or her knowledge, neither he or her nor any of his or her immediate family members (i) has a familial relationship with any directors, other nominees or executive officers of the Company or any of its subsidiaries or (ii) has been involved in any transactions with the Company or any of its subsidiaries, in each case, that are required to be disclosed pursuant to the rules and regulations of the SEC, except as disclosed in the Schedule 14F-1 (the “Schedule 14F-1”), filed as Annex I to the Schedule 14D-9, which was filed by the Company with the SEC on November 27, 2012.

On December 17, 2012, in accordance with the Merger Agreement and the Company’s bylaws, Michael Hyatt, Matthew T. Hobart and Eugene B. Jones resigned from the Board, effective as of the Effective Time. Messrs. Brennan, Hartmann, Larmuseau and Penner served as directors of Purchaser, and in accordance with Merger Agreement, following the Effective Time, shall continue to serve as directors on the Board, effective as of the Effective Time.

Biographical and other information with respect to Messrs. Brennan, Hartmann, Larmuseau, Mordan and Penner and each of Ms. Richardson and Ms. Slavitt has been previously disclosed in the Schedule 14F-1, and which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year.

On December 17, 2012, in connection with the completion of the Merger, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company were each further amended and restated in accordance with the terms of the Merger Agreement. The Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated bylaws of the Company are filed as Exhibits 3.1 and 3.2, respectively, to this Current Report and are incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, by and among Reckitt Benckiser LLC, Reckitt Benckiser Group plc, Ascot Acquisition Corp. and Schiff Nutrition International, Inc., dated November 21, 2012. (incorporated by reference to Exhibit (d)(1)(ii) of the Schedule TO filed by Ultimate Parent, Parent and Purchaser on November 21, 2012).

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation of Schiff Nutrition International, Inc.

3.2	Second Amended and Restated Bylaws of Schiff Nutrition International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCHIFF NUTRITION INTERNATIONAL, INC.

Date: December 17, 2012

	By:	/s/ Joseph W. Baty
Name: Joseph W. Baty Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, by and among Reckitt Benckiser LLC, Reckitt Benckiser Group plc, Ascot Acquisition Corp. and Schiff Nutrition International, Inc., dated November 21, 2012. (incorporated by reference to Exhibit (d)(1)(ii) of the Schedule TO filed by Ultimate Parent, Parent and Purchaser on November 21, 2012).

3.1	Second Amended and Restated Certificate of Incorporation of Schiff Nutrition International, Inc.

3.2	Second Amended and Restated Bylaws of Schiff Nutrition International, Inc.